Q77(e) (Legal Proceedings)

On February 20, 2015, a putative class action complaint (In re Virtus Investment Partners, Inc. Securities Litigation; formerly styled as Tom Cummins v. Virtus Investment Partners Inc., et al.) alleging violation of the federal securities laws was filed by an individual shareholder against Virtus and certain of its officers (the "defendants") in the United States District Court for the Southern District of New York. On August 21, 2015, the lead plaintiff filed a Consolidated Class Action Complaint (the "Consolidated Complaint") amending the originally filed complaint and adding the Trust as a defendant. The Consolidated Complaint was purportedly filed on behalf of all purchasers of Virtus common stock between January 25, 2013 and May 11, 2015 (the "Class Period"). The Consolidated Complaint alleges that during the Class Period, the defendants disseminated materially false and misleading statements and concealed material adverse facts relating to certain funds previously subadvised by F-Squared Investments, Inc. and/or its affiliates ("F-Squared"). The plaintiff seeks to recover unspecified damages. A motion to dismiss the Consolidated Complaint was filed on behalf of the defendants on October 21, 2015. Pursuant to an Opinion & Order ("Order") filed on July 1, 2016, the court granted in part and denied in part the defendants' motion to dismiss. Although the Order narrows the scope of the claims asserted, claims under Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 thereunder survive the motion. The defendants filed an Answer to the Consolidated Complaint on August 5, 2016. Pursuant to an Opinion & Order filed on May 15, 2017, the plaintiff's motion for class certification, was granted by the court. Virtus and its affiliates, including the Adviser, believe that the suit is without merit and intend to defend it vigorously. The Trust believes that the risk of loss to the Funds as a result of this suit is remote. The Adviser does not believe that the suit will have any impact on its ability to provide services to the Funds.

On May 8, 2015, a putative class action complaint (Mark Youngers v. Virtus Investment Partners, Inc., et al.) alleging violations of certain provisions of the federal securities laws was filed in the United States District Court for the Central District of California. The complaint, which was purportedly filed on behalf of purchasers of certain Virtus Funds previously sub-advised by F-Squared between May 8, 2010 and December 22, 2014, inclusive (the "Class Period"), alleged claims against Virtus, certain Virtus officers and affiliates (including the Adviser, Euclid Advisors LLC ("Euclid") and VP Distributors, LLC), the trustees and certain officers of the Trust, and certain other parties (the "defendants"). The complaint alleges that during the Class Period the defendants disseminated materially false and misleading statements and concealed or omitted material facts necessary to make the statements made not misleading. On October 1, 2015, the plaintiffs filed a First Amended Class Action Complaint which, among other things, added a derivative claim for breach of fiduciary duty on behalf of the Trust. On October 19, 2015, the United States District Court for the Central District of California entered an order transferring the action to the Southern District of New York. On January 4, 2016, the plaintiffs filed a Second Amended Complaint. Motions to dismiss were filed on behalf of Virtus, its officers and affiliates and the independent trustees on February 1, 2016. An Opinion & Order ("Order") granting in part and denying in part the defendants' motions to dismiss was issued on July 1, 2016. The Order dismissed all claims against the Adviser, Euclid, the independent trustees and certain of the other individual defendants, and narrowed the claims asserted against the remaining defendants. The remaining defendants filed an Answer to the Second Amended Complaint on August 5, 2016. A Stipulation of Voluntary Dismissal of the claim under
Section 12 of the Securities Act of 1933, as amended, was filed on September 15, 2016.


The remaining defendants filed a motion to certify an interlocutory appeal of the July 1, 2016 order to the Court of Appeals for the Second Circuit on August 26, 2016. The motion was denied on January 6, 2017. Pursuant to an Opinion & Order filed on May 15, 2017, the plaintiffs' motion for class certification, was denied by the court. Plaintiffs have filed a motion seeking leave to amend their complaint, and a decision on the motion is pending. Virtus and its affiliates, including the Adviser, believe that the suit has no basis in law or fact and intend to defend it vigorously. The Trust believes that the risk of loss to the Funds as a result of this suit is remote. The Adviser does not believe that the suit will have any impact on its ability to provide services to the Funds.